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                                                                     FILE NUMBER
                                                                         873697


                                October 1, 1999


Equity Residential Properties Trust
Suite 400
2 North Riverside Plaza
Chicago, Illinois 60606

                  Re:      Equity Residential Properties Trust:
                           Registration Statement on Form S-8
                           -------------------------------------

Ladies and Gentlemen:

                  We have served as Maryland counsel to Equity Residential Properties Trust, a Maryland real estate investment trust (the "Company"), in connection with certain matters of Maryland law arising out of the registration of 84,946 common shares (the "Shares") of beneficial interest, $.01 par value per share, of the Company ("Common Shares") covered by the above-referenced Registration Statement, and all amendments thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"). The Shares are issuable by the Company upon the exercise of options ("EQR Options") to purchase Common Shares that were converted from options ("Lexford Options") to purchase common shares of beneficial interest, $.01 par value per share, of Lexford Residential Trust, a Maryland real estate investment trust ("Lexford"), in the merger of Lexford with and into the Company (the "Merger"), pursuant to the Agreement and Plan of Merger, dated as of June 30, 1999, by and between the Company and Lexford (the "Merger Agreement"). Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.

                  In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

                  1. The Registration Statement;

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Equity Residential Properties Trust
October 1, 1999
Page 2

                  2. The Second Amended and Restated Declaration of Trust of the Company (the "Declaration of Trust") including the Articles of Merger relating to the Merger and the conversion of Lexford Options into EQR Options in the Merger, certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

                  3. The Third Amended and Restated Bylaws of the Company, certified as of the date hereof by its Secretary;

                  4. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

                  5. Resolutions adopted by the Board of Trustees of the Company relating to the issuance and registration of the Shares in connection with the Merger (the "Resolutions"), certified as of the date hereof by the Secretary of the Company;

                  6. The Merger Agreement;

                  7. A specimen of the certificate evidencing the Common Shares, certified as of the date hereof by the Secretary of the Company;

                  8. A certificate executed by the Secretary of the Company, dated the date hereof; and

                  9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

                  In expressing the opinion set forth below, we have assumed the following:

                  1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

                  2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

                  3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

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Equity Residential Properties Trust
October 1, 1999
Page 3

                  4. Any Documents submitted to us as originals are authentic. Any Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

                  5. The Shares will not be issued in violation of any restriction or limitation contained in the Declaration of Trust.

                  6. All requisite trust action was taken by Lexford to validly approve the Merger under Maryland law.

                  Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

                  1. The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

                  2. The Shares have been duly authorized for issuance and, when and if issued and delivered against payment therefor in accordance with the Resolutions and the Merger Agreement, will be (assuming that upon any such issuance the total number of Common Shares issued and outstanding will not exceed the total number of Common Shares that the Company is then authorized to issue under the Declaration of Trust) validly issued, fully paid and nonassessable.

                  The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

                  This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity (except Rudnick &

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Equity Residential Properties Trust
October 1, 1999
Page 4

Wolfe, counsel to the Company) without, in each instance, our prior written consent.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                                     Very truly yours,




                                     /s/ Ballard Spahr Andrews & Ingersoll, LLP